Exhibit 12 to 2001 10-Q

                             CONVERGYS CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Amounts in millions)

Earnings:

        Income before income taxes, extraordinary
        charges and cumulative effect of change
        in account principle                                   $    87.0

        Adjustment for undistributed (income)/losses
        of partnerships                                              2.7

        Interest expense                                             6.9

        Portion (1/3) of rental expense deemed interest              8.5
                                                            -------------

               Total earnings                                  $   105.1
                                                               ==========


Fixed Charges:

        Interest expense                                       $     6.9

        Portion (1/3) of rental expense deemed interest              8.5
                                                               ----------

               Total fixed charges                             $    15.4
                                                               ==========


Ratio of Earnings to Fixed Charges                                  6.82
                                                               ==========